Exhibit 99.1

Civitas Solutions Reports Fiscal 2018 Third Quarter Financial Results

BOSTON, MA, August 7, 2018 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal third quarter ended June 30, 2018.

Third Quarter Fiscal 2018 At A Glance

•	Third quarter net revenue increased 8.6% to $404.5 million

•	Third quarter net income was $9.6 million, compared to $7.4 million in the third quarter of fiscal 2017

•	Third quarter Adjusted EBITDA was $51.7 million, an increase of 21.8% compared to the third quarter of fiscal 2017

•	Two acquisitions were completed during the third quarter, with total annual revenues of $9 million

“I am pleased with our strong third quarter, which was driven by growth in net revenue and EBITDA across all four service lines,” stated Bruce Nardella, president and chief executive officer. “In recent quarters management has focused on key initiatives to strengthen our operating performance, and our results in the third quarter reflect continued progress on a number of fronts, particularly our G&A cost-containment project.  At the same time, we have been very active in completing acquisitions, SRS is performing very well under a single management team and our ARY service line achieved strong organic growth.

“Our direct labor expense was also better than projected, although aided by structural items that strengthened our performance during the quarter,” Nardella added.  “While our strong third quarter performance has allowed us to increase our Adjusted EBITDA guidance for fiscal year 2018, management’s expectations are tempered by a very challenging labor market that we expect will pressure our organic EBITDA growth in the coming quarters.  We believe, however, in our ability to execute on our multi-lever growth strategy and create long-term value for our stockholders.”

Third Quarter Fiscal 2018 Financial Results

GAAP Results

Net revenue for the third quarter of fiscal 2018 was $404.5 million, an increase of $32.2 million, or 8.6%, over net revenue for the same period of the prior year. Net revenue increased $28.1 million from acquisitions that closed during and after the third quarter of the prior year and $4.1 million from organic growth.

Net revenue consisted of:

•	Intellectual and Developmental Disabilities ("I/DD") services net revenue of $256.5 million, an increase of 5.3% compared to the third quarter of fiscal 2017.

•	Post-Acute Specialty Rehabilitation Services ("SRS") net revenue of $90.6 million, an increase of 16.5% compared to the third quarter of fiscal 2017.

•	At-risk youth ("ARY") services net revenue of $38.3 million, an increase of 8.2% compared to the third quarter of fiscal 2017.

•	Adult Day Health ("ADH") services net revenue of $19.1 million, an increase of 22.1% compared to the third quarter of fiscal 2017.

Income from operations for the third quarter of fiscal 2018 was $24.6 million, or 6.1% of net revenue, compared to $20.3 million, or 5.4% of net revenue, for the third quarter of the prior year. The increase in our operating margin was primarily due to a decrease in direct labor costs and general and administrative expenses as a percentage of revenue. The decrease in direct labor costs was primarily due to the growth in our SRS service line and a positive adjustment to reflect a reduction in our estimated annual incentive compensation expense, partially offset by an increase in overtime costs compared to the three months ended June 30, 2017. The decrease in general and administrative expenses was primarily due to cost containment efforts and efficiencies gained through our project to optimize the Company’s cost structure. The increase in our operating margin was partially offset by increases in direct occupancy costs and in depreciation and amortization expense as a percentage of revenue. The increase in direct occupancy costs was primarily due to higher levels of open occupancy within our waiver group home programs and an increase in rent expense that was partially driven by the Mentis acquisition. The increase in depreciation and amortization expense was due to $1.8 million of accelerated amortization on intangible assets associated with a program closure and additional quarterly amortization from intangibles acquired in acquisitions that closed during and after the three months ended June 30, 2017.

Net income for the third quarter of fiscal 2018 was $9.6 million compared to net income of $7.4 million for the same period of the prior year. The increase in net income for the third quarter of fiscal 2018 was primarily due to the increase in our income from operations described above.

Basic and diluted net income per common share was $0.26 for the third quarter of fiscal 2018, compared to basic and diluted net income of $0.20 for the same period of the prior year.

Non-GAAP Results

Adjusted EBITDA for the third quarter of fiscal 2018 was $51.7 million, or 12.8% of net revenue, compared to Adjusted EBITDA of $42.5 million, or 11.4% of net revenue, for the third quarter of the prior year. The increase in our Adjusted EBITDA margin compared to the third quarter of the prior year was attributable to the factors described above. Adjusted EBITDA for the third quarter of fiscal 2018 excludes $0.8 million of exit costs and $1.8 million of accelerated amortization expense related to program closures described below.

Adjusted net income per diluted common share was $0.58 for the third quarter of fiscal 2018 compared to $0.43 for the third quarter of the prior year.

Year-to-Date Fiscal 2018 Financial Results

Net revenue for the nine months ended June 30, 2018 was $1,192.7 million, an increase of $98.6 million, or 9.0%, over net revenue for the same period of the prior year. Net revenue increased $82.0 million from acquisitions that closed during and after the nine months ended June 30, 2017 and $16.6 million from organic growth.

Net revenue consisted of:

•	I/DD services net revenue of $764.4 million, an increase of 6.3% compared to the nine months ended June 30, 2017.

•	SRS net revenue of $264.4 million, an increase of 15.3% compared to the nine months ended June 30, 2017.

•	ARY services net revenue of $110.7 million, an increase of 3.7% compared to the nine months ended June 30, 2017.

•	ADH services net revenue of $53.2 million, an increase of 37.0% compared to the nine months ended June 30, 2017.

Income from operations for the nine months ended June 30, 2018 was $43.8 million, or 3.7% of net revenue, compared to $52.0 million, or 4.8% of net revenue, for the same period of the prior year. The decrease in our operating margin was primarily due to $5.5 million of exit costs and $6.0 million of accelerated amortization expense on definite-lived intangible assets associated with 39 program closures, primarily within our SRS and I/DD service lines. The program closures were the result of a comprehensive examination of each program's performance across all service lines that began in the second quarter of fiscal 2018 in response to margin erosion created by increasing labor and healthcare costs. In addition to the program closure costs, our operating margin was negatively impacted by an increase in direct occupancy costs due to higher levels of open occupancy in our waiver group home programs and an increase in rent expense that was partially driven by the Mentis acquisition. Direct labor costs also increased as a percentage of revenue due to higher amounts of overtime as a result of competitive labor markets. The decrease in our operating margin was partially offset by a decrease in general and administrative expense resulting from our cost containment efforts and efficiencies gained from our project to optimize the Company’s cost structure.

Net income for the nine months ended June 30, 2018 was $16.5 million compared to $17.0 million for the same period of the prior year. In addition to the factors impacting income from operations described above, net income for the nine months ended June 30, 2018 included a $6.7 million tax benefit that was recorded in connection with revaluing of the Company’s deferred tax liabilities as a result of the lower corporate tax rate established by the Tax Cuts and Jobs Act (the “Tax Act”) enacted in the first quarter of fiscal 2018.

Basic and diluted net income per common share was $0.44 for the nine months ended June 30, 2018, compared to basic net income per common share of $0.46 and diluted net income per common share of $0.45 for the same period of the prior year.

Non-GAAP Results

Adjusted EBITDA for the nine months ended June 30, 2018 was $130.3 million, or 10.9% of net revenue, compared to Adjusted EBITDA of $119.5 million, or 10.9% of net revenue, for the same period of the prior year. The change in Adjusted EBITDA compared to the nine months ended June 30, 2017 was due to the factors impacting income from operations described above, except that Adjusted EBITDA for the nine months ended June 30, 2018 excludes the $5.5 million of exit costs and the $6.0 million of accelerated amortization expense associated with the program closures described above.

Adjusted net income per diluted common share was $1.29 for the nine months ended June 30, 2018 compared to $1.08 for the same period of the prior year.

Stock Repurchase Program

On February 8, 2018, we announced that our Board of Directors approved a stock repurchase program under which we are authorized to repurchase up to $25.0 million of the Company’s outstanding common stock from time to time in the open market, through negotiated transactions or otherwise (including, without limitation, the use of Rule 10b5-1 plans). The stock repurchase program will expire on August 12, 2018 or the date on which the total repurchase amount has been spent, whichever occurs first. We intend to conduct any open market stock repurchase activities in compliance with the safe harbor provisions of Rule 10b-18 of the Exchange Act. During the second and third quarters of fiscal 2018, we repurchased 1,351,892 shares for $19.7 million under the program, which we have implemented through a 10b5-1 plan. As of June 30, 2018, we have remaining authorization to repurchase up to $5.3 million of common stock under the program.

Fiscal 2018 Outlook and Guidance

The Company is maintaining its fiscal 2018 net revenue guidance range and updating its fiscal 2018 Adjusted EBITDA guidance range that it communicated on May 10, 2018 during the release of fiscal second quarter results.

For fiscal 2018, we are maintaining our net revenue guidance range of $1.58 billion to $1.61 billion and increasing our Adjusted EBITDA guidance to a range of $170 million to $173 million. This compares to our previous Adjusted EBITDA guidance range of $168 million to $171 million.

A reconciliation of the low-end and high-end of our current Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2018
(In millions)	Low-end	High-end
Net income	$18	$20
Provision for (benefit from) income taxes	(1)	—
Interest expense, net (a)	38	38
Depreciation and amortization	96	96
Stock-based compensation	8	8
Expense reduction project costs	3	3
Exit costs	7	7
Acquisition-related transaction costs	1	1
Adjusted EBITDA	$170	$173

Modeling guidelines for the current fiscal year are as follows:

Average basic and diluted shares outstanding for the year: 37 million
Capital expenditures: 3.3% of net revenue
Annual tax rate: 32% (b)

(a)	Interest expense, net as presented in the reconciliation of Adjusted EBITDA guidance to net income does not give effect to any future borrowings to fund repurchases under the stock repurchase program.

(b)
The modeling guideline for our annual tax rate excludes the impact of the $6.7 million non-cash benefit recognized during the nine months ended June 30, 2018. This benefit primarily relates to remeasuring the Company's deferred tax liabilities at the newly enacted federal tax rate. Including the $6.7 million benefit the annual tax rate is estimated to be approximately (3%).

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Tuesday, August 7, 2018, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2018 third quarter operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 8/14/18):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:            855-669-9658
Replay Access Code:         10122296

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through November 7, 2018.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, Adjusted net income per diluted common share and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Adjusted net income per diluted share is presented to exclude non-recurring costs and other expenses incurred in connection with acquisitions that are not reflective of the Company's continuing operating performance. Net debt is presented because it is useful for lenders, securities analysts and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, net income per diluted share or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Similarly, Adjusted net income per diluted share should not be considered a measure of cash flow per common share but rather a performance metric that presents our operating performance taking into account certain of the same adjustments in Adjusted EBITDA and does so on a per share basis. While we and other companies in our industry frequently use Adjusted EBITDA and Adjusted net income per diluted share as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Financial Measures” on pages 9 and 10 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance, our growth, and effects of the Tax Act on the Company, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net revenue	$404,498	$372,345	$1,192,717	$1,094,138
Cost of revenue (exclusive of depreciation expense shown below)	315,934	292,498	948,803	861,992
Operating expenses:
General and administrative	40,269	40,413	128,569	123,992
Depreciation and amortization	23,741	19,161	71,509	56,146
Total operating expenses	64,010	59,574	200,078	180,138
Income from operations	24,554	20,273	43,836	52,008
Other income (expense):
Other income (expense), net	(83)	(149)	(896)	762
Interest expense	(10,229)	(8,339)	(28,815)	(25,117)
Income before income taxes	14,242	11,785	14,125	27,653
Provision (benefit) for income taxes	4,657	4,424	(2,366)	10,634
Net income	$9,585	$7,361	$16,491	$17,019

Basic income per common share	$0.26	$0.20	$0.44	$0.46
Diluted income per common share	$0.26	$0.20	$0.44	$0.45

Weighted average number of common shares outstanding, basic	36,503,170	37,323,458	37,136,375	37,278,760
Weighted average number of common shares outstanding, diluted	36,592,727	37,495,488	37,249,551	37,413,264

Additional financial data:
Program rent expense	$18,067	$15,241	$57,012	$44,321

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	June 30, 2018	September 30, 2017
Cash and cash equivalents	$—	$7,297
Working capital (a)	$42,310	$30,740
Total assets	$1,121,688	$1,049,382
Total debt (b)	$723,268	$637,488
Net debt (c)	$673,268	$580,191
Stockholders' equity	$168,561	$162,917

	Nine Months Ended June 30,
	2018	2017
Cash flows provided by (used in):
Operating activities	$67,263	$70,020
Investing activities (d)	$(131,447)	$(82,211)
Financing activities (e)	$56,887	$(12,389)
Purchases of property and equipment	$(35,645)	$(32,981)
Acquisition of businesses, net of cash acquired (f)	$(97,465)	$(51,883)

(a)	Calculated as current assets minus current liabilities.

(b)	Total debt includes obligations under capital leases and excludes deferred financing costs and original issue discount on the term loan.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of Non-GAAP Financial Measures for a reconciliation of total debt to net debt.

(d)	Cash used in investing activities during the nine months ended June 30, 2018 includes $74.7 million paid for the acquisition of Mentis Neuro Rehabilitation, LLC ("Mentis").

(e)	Cash provided by financing activities for the nine months ended June 30, 2018 includes an incremental term loan of $75.0 million, the net proceeds of which were used for the acquisition of Mentis.

(f)	For the nine months ended June 30, 2017, cash paid for acquisitions includes a $9.5 million deposit made on an acquisition within our SRS service line that closed on July 1, 2017.

Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands except per share data)
(unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,

Reconciliation of Net Income to Adjusted EBITDA:	2018	2017	2018	2017
Net income	$9,585	$7,361	$16,491	$17,019
Provision (benefit) for income taxes	4,657	4,424	(2,366)	10,634
Interest expense, net	10,144	8,339	28,567	25,112
Depreciation and amortization	23,741	19,161	71,509	56,146
Adjustments:
Stock-based compensation (a)	1,976	2,223	5,792	6,596
Contingent consideration adjustment (b)	—	(181)	—	194
Expense reduction project costs (c)	760	945	2,708	2,694
Exit costs (d)	769	—	6,591	—
Acquisition-related transaction costs (e)	103	207	991	1,063
Adjusted EBITDA	$51,735	$42,479	$130,283	$119,458

	Three Months Ended June 30,		Nine Months Ended June 30,
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share:
	2018	2017	2018	2017
Net income per diluted share	$0.26	$0.20	$0.44	$0.45
Adjustments:
Stock-based compensation (a)	0.05	0.06	0.15	0.18
Contingent consideration adjustment (b)	—	—	—	0.01
Expense reduction project costs (c)	0.02	0.03	0.07	0.07
Exit costs(d)	0.02	—	0.18	—
Acquisition-related transaction costs (e)	—	0.01	0.03	0.03
Intangible asset amortization expense(f)	0.35	0.25	1.06	0.73
Impact of non-cash discrete tax benefit (g)	0.01	—	(0.18)	—
Income tax effect of adjustments to net income per diluted common share (h)	(0.13)	(0.12)	(0.46)	(0.39)
Adjusted net income per diluted common share	$0.58	$0.43	$1.29	$1.08

(a)	Represents non-cash stock-based compensation expense.

(b)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(c)	Represents consulting, severance and other costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

(d)
For the three months ended June 30, 2018, represents expenses of $0.4 million for lease termination costs, $0.1 million for severance costs, and $0.3 million of non-cash losses on the disposition of fixed assets related to the program closures described above. For the nine months ended June 30, 2018, represents expenses of $4.8 million for lease termination costs, $0.7 million for severance costs, and $1.1 million of non-cash losses on the disposition of fixed assets.

(e)
Represents external transaction costs incurred by the Company for acquisitions. The Company has not historically excluded these costs but began excluding them in the first quarter of fiscal 2018. The Company believes that excluding these costs will provide the Company and its investors with a more transparent view of the Company's underlying operating performance because these expenses can vary significantly from quarter to quarter and the timing is difficult to predict. Prior period Adjusted EBITDA has been recast to conform to this presentation.

Reconciliation of Non-GAAP Financial Measures (continued)
(Amounts in thousands)
(unaudited)

(f)
Represents amortization expense on intangible assets acquired in business combinations. For the three and nine months ended June 30, 2018, this includes $1.8 million and $6.0 million, respectively, of accelerated amortization related to definite-lived intangible assets associated with the program closures described above.

(g)
Represents the non-cash provision of $0.3 million and benefit of $6.7 million recorded during the three and nine months ended June 30, 2018, respectively, related to the remeasurement of the Company's net deferred tax liabilities at the newly enacted federal tax rate.

(h)
The income tax effect was calculated using a tax rate of approximately 31% for the three and nine months ended June 30, 2018 and 38% for the three and nine months ended June 30, 2017. The tax rate for each respective period represents the Company's estimated effective tax rate for the year as of the third quarter, excluding the impact of any non-cash discrete tax expenses or benefits, such as the tax benefit described in footnote (g).

A reconciliation of reported debt to net debt is as follows:

	As of
	June 30, 2018	September 30, 2017
Reported Debt(1)	$718,096	$631,465
Original issue discount on term loan, net of accumulated amortization	1,130	901
Deferred financing costs, net of accumulated amortization	4,042	5,122
Total debt	$723,268	$637,488
Cash and cash equivalents	—	7,297
Restricted cash	50,000	50,000
Net debt	$673,268	$580,191

(1) Reported debt includes obligations under capital leases.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com